Amendment to Transition Services Agreement

This Amendment to Transition Services Agreement (this "Amendment) is entered into and effective as of June 28, 2016 by and between Vornado Realty Trust, a Maryland real estate investment trust (the "*Vornado*"), and Urban Edge Properties, a Maryland real estate investment trust ("*Urban Edge*").

WHEREAS, Vornado and Urban Edge entered into that certain Transition Services Agreement, dated as of January 15, 2015 (the "*Original Agreement*"), pursuant to which Vornado provides certain services to Urban Edge; and

WHEREAS, Vornado and Urban Edge desire to extend certain of the services set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Section 10.01 of the Original Agreement is hereby deleted in its entirety and replaced as follows:

> "The term of this Agreement shall commence on the Effective Date and end on July 31, 2018, unless terminated earlier as provided in Section 10.02. Except as may be otherwise set forth in Schedule A, and subject to the last proviso of Section 1.04, Recipient may terminate any Service prior to the scheduled expiration date by giving Provider not less than ninety (90) days' prior written notice, or such lesser time as may be agreed upon by the Parties. Services can only be terminated at month-end. To the extent there are any break-up costs (including commitments made to, or in respect of, personnel or third Persons due to the requirement to provide the Services, prepaid expenses related to the Services or costs related to terminating such commitments) reasonably incurred by Provider as a result of any early termination of a Service by Recipient, Provider shall use its reasonable best efforts to mitigate such costs, and Recipient shall bear such costs and reimburse Provider in full for the same."

Section 2. Schedule A of the Original Agreement is hereby amended as follows:

(a) The "Term" of the Information Technology service set forth on Schedule A is hereby deleted in its entirety and replaced with the following:

> "Forty-two (42) months, or such alternative period as the parties may agree; *provided that* Recipient may not terminate the information technology service prior to the scheduled expiration date unless it has given Provider not less than one-hundred and eighty (180) days' prior written notice, or such lesser time as may be agreed upon by the Parties."

(b) The "Term" of the Risk Management service set forth on Schedule A of the Original Agreement is hereby deleted in its entirety and replaced with the following:

"Forty-two (42) months, or such alternative period as the parties may agree."

(c) The following shall be added as the last paragraph of the "Service Fees" section of each of the Information Technology and Risk Management services set forth on Schedule A of the Original Agreement:

"The Services Fees set forth above may be increased once annually for the service periods from months eighteen (18) through thirty (30) and months thirty-one (31) through forty-two (42) by a mutually-agreed percentage amount equivalent to the rate of inflation for such period."

(d) The Human Resources service description set forth on Schedule A is deleted in its entirety and replaced with the service description set forth on Appendix A of this Amendment.

Section 3. Except as set forth herein, the Original Agreement shall continue in full force and effect in accordance with its terms.

Section 4. This Amendment, and the legal relations between the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, to the extent such rules would require the application of the law of another jurisdiction.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or representatives as of the date first written above.

VORNADO REALTY TRUST

By: ______________________

Name: Stephen W. Theriot

Title: CFO

URBAN EDGE PROPERTIES

By: ______________________

Name: **Robert Minutoli**

Title: **Chief Operating Officer**

Appendix A

Human Resources – Benefits

Description and Scope of Services

Provider shall provide Recipient with support for human resources related to the provision of health and benefits plans to Recipient until such time as Recipient is able to source such services itself. These services shall include, without limitation, assistance with: Recipient health, welfare and retirement plans (including necessary filings).

For the avoidance of doubt, these services shall include access to external vendors/benefits providers (for instance, UnitedHealthcare, etc.) utilized by Provider until such time as Recipient has executed an agreement for services from the applicable vendor/benefits provider.

Term

Forty-two (42) months, or such alternative period as the parties may agree.

Service Fees

Recipient shall pay Provider a fee equal to Recipient's fully-loaded cost for provision of the services described above.

In the event Recipient utilizes the services of any external vendors pursuant to the second paragraph under "Description and Scope of Services" above, Recipient shall reimburse Provider for the portion of such external vendors' fees that are allocable to Recipient's use of such services.